Exhibit 10.1

Retirement Agreement and Release for Kermit Crawford

This Retirement Agreement and Release (“Agreement”) is entered into between Kermit Crawford (“”I” or “Employee”) and Walgreen Co., its parents, subsidiaries, affiliated companies, predecessors, successors and assigns (“Walgreens” or the “Company”), describing the application of certain compensation, benefits, and other terms and conditions in connection with Employee’s retirement from the Company. The parties agree as follows:

1. Retirement Date. The parties agree that Employee shall retire from employment with the Company effective December 31, 2014 (the “Retirement Date”).

2. Parties. In consideration of and subject to the performance by Walgreens of its obligations under the Walgreen Co. Executive Severance and Change in Control Plan effective as of January 1, 2013, as amended from time to time before the date hereof (the “Plan”), Employee hereby releases and forever discharges as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (together with the Affirmation described in Paragraph 3(b), the “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Plan.

3. Consideration.

(a) In exchange for Employee’s obligations to Walgreens under this Agreement, including the General Release, Walgreens agrees to provide Employee the payments and benefits set forth in the attached Exhibit A. Among the benefits listed in Exhibit A, and in recognition of Employee’s service and dedication to Walgreens, Employee will receive two years of base salary plus target bonus following his Retirement Date, according to the terms of the Plan, which will be paid following Employee’s separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, Employee will receive pro-rata vesting of the stock options, restricted stock units and performance shares awarded under the 2013 Omnibus Incentive Plan and Long-Term Performance Incentive Plan, each as amended, such that Employee shall become vested in the number of shares set forth in Exhibit A. Further, in the event of a Change in Control (as defined in the Plan) occurs prior to the Projected Termination Date as finally determined (defined in Exhibit A) (“Termination Date”), Employee shall receive such additional amounts and benefits that he would have received under the Plan and his outstanding equity awards as if he had a Termination of Employment for Good Reason during the Post-Change Period.

(b) I understand that any payments or benefits paid or granted to me under Section 4.01 of the Plan (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Plan unless I (i) execute this Agreement, and do not revoke this Agreement within the time period permitted hereafter and (ii) execute the Affirmation and Additional Release attached hereto as Exhibit B (the “Affirmation”) on or within 21 days after the Retirement Date, and do not revoke the Affirmation within the revocation period set forth in the

Affirmation. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

(c) In lieu of an Annual Incentive Award under Section 4.01(a)(ii) of the Plan for the fiscal year in which his termination of employment occurs, Employee shall receive a Pro-Rata Bonus based upon hisTarget Annual Incentive Award calculated through the Termination Date.

4. General Release. Except as provided in paragraphs 6 and 19 below and except for the provisions of the Plan which expressly survive my retirement with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

5. No Assignment of Claims. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 4 above.

6. Waiver of Rights. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding (including but not limited to the Equal Employment Opportunity Commission); provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Plan or this Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its Affiliates, (iv) my rights under any equity awards that survive termination of employment; or (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986.

7. Class and Collective Action Waiver. In signing this General Release, I hereby agree not to bring or participate in any class or collective action against the Company and/or the other Released Parties that asserts, in whole or in part, any claims that arose before I signed this Agreement, whether or not such claims (if brought by me individually) are released by this Agreement.

8. Release Given Full Force and Effect. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not have become a Participant in the Plan. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described herein as of the execution of this General Release.

9. Non-Admissions. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

10. Confidentiality. I agree not to use or disclose any Confidential Information, as defined below, to any person or entity other than the Company, either before or after the Termination Date, without the Company’s prior written consent. Confidential Information means information not generally known by the public about processes, systems, products or services, including proposed products or services, business information, pricing, sales, promotions, financial performance, know-how, or trade secrets of the Company.

11. Regulatory Disclosures. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other regulatory organization or any governmental entity.

12. Knowledge of Potential Claims. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I enter into this agreement despite understanding that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 4 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Non-Disparagement. I agree that I will not make derogatory statements, either written or oral, or otherwise disparage any Released Party or Walgreens products or services, except as may be required by law. Nor shall I direct, arrange or encourage others to make any such derogatory or disparaging statements on my behalf. The Company agrees that no member of its executive management team, human resources department or investor relations department shall make derogatory statements, either written or oral, or otherwise disparage me, except as may be required by law.

14. Non-Solicitation. I agree that for two years after my Retirement Date for any reason, whether voluntary or involuntary:

(a) I will not directly or indirectly, solicit or otherwise encourage any customer, potential customer, vendor, supplier, partner, PBM or referral source of the Company with which I had direct contact or which I learned confidential information regarding products or services at any time during the last two years of my employment with the Company from ceasing or reducing the amount of business it conducts with the Company;

(b) I will not, nor will I assist any third party to, directly or indirectly (i) raid, hire, solicit, or attempt to persuade any employee of the Company or any person who was an employee of the Company during the 6 months preceding the termination of my employment with the Company, who possesses or had access to confidential information of the Company, to leave the employ of the Company; (ii) interfere with the performance by any such persons of their duties for the Company; or (iii) communicate with any such persons for the purposes described in items (i) and (ii) in this paragraph.

15. Return of Property. I agree that, no later than the end of my services under the Consulting Services Agreement entered into concurrently herewith, I will have returned all Company property, and no Company property will be retained by me, regardless of the form in which it was acquired or held by me.

16. Cooperation. Subject to paragraphs 6 and 11 above, I agree to cooperate with the Company and its agents and representatives during and in connection with all litigation, potential litigation, internal or external investigations, and business matters in which the Company is involved or may become involved, subject to reimbursement of reasonable expenses incurred at the reasonable request of Walgreens.

17. Repayment. I acknowledge that I am obligated to repay all Plan benefits to the Company if I am rehired to a comparable position within 30 days of the Retirement Date. If I am rehired more than 30 days after the Retirement Date, I may keep Plan benefits equal to my weekly rate of pay multiplied by the number of weeks between the Retirement Date and rehire date, but must repay the remainder of Plan benefits to the Company. I further acknowledge that I am not eligible for rehire until I make the repayment described herein.

All incentive compensation paid to Executive pursuant to this Agreement or otherwise in connection with Executive’s employment with the Company shall be subject to forfeiture recovery by Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time to the extent the Board of Directors of the Company determines in good faith that the adoption and maintenance of such policy is necessary to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or is otherwise required by the laws of the United States.

18. Consequences of Breach. I agree that Plan benefits are conditioned on my compliance with all of my commitments set forth in this Agreement. In the event of a material breach of this Agreement by me, the Company shall be entitled to discontinue Plan benefits otherwise payable to me. In addition, I acknowledge that the Confidentiality provisions of this Agreement and the Non-Competition Agreements, as defined in paragraph 21 below, are necessary to enable the Company to maintain its competitive position and any actual or threatened breach of this covenant will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of any actual or threatened breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper. The foregoing stipulated damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.

19. No Future Waiver. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Plan that occurs after the date hereof. I further agree that this General Release does not waive or release any rights or claims that I may have, including under the Age Discrimination in Employment Act, which arise after the date I execute this General Release.

20. Governing Law and Severability. Federal or state law within the State of Illinois shall govern the validity, enforcement and interpretation of this General Release notwithstanding any state’s choice of law provisions to the contrary. In the event any portion of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Complete Agreement. This Agreement constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior proposals, understandings, and agreements (written, oral or implied) regarding all matters addressed herein, except Employee shall continue to be bound by all obligations set forth in any prior agreements, undertakings, waivers and assignments involving confidential information, inventions, non-competition, non-solicitation, non-inducement, patents, copyrights, trademarks and other intellectual property, and compliance with laws and policies, specifically including but not limited to the Non-Competition, Non-Solicitation and Confidentiality Agreement(s) executed by Employee in connection with one or more Walgreens Restricted Stock Unit grants (the “Non-Competition Agreements”). With respect to the Non-Competition Agreements, the Company and Employee acknowledge and agree that the businesses that shall be considered “Competing Business Lines,” as defined therein, shall be limited to the entities set forth on a list provided by the Company to Employee concurrently with this Agreement. The terms of this Agreement may not be altered or modified except by written agreement of Employee and the Company. In connection with this Agreement’s acceptance and execution, neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

22. BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED

TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(b) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(c) THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(d) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(e) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(g) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

23. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts which, taken together, constitute a single, enforceable instrument.

24. Full Knowledge and Authority to Sign. Other than as stated herein, Employee and Walgreens attest that each of them has the authority to enter into this Agreement (including the provisions set forth on Exhibit A hereto), that no promise or inducement other than as stated herein has been offered for this Agreement, that they are legally competent to execute this Agreement, and that they accept the full responsibility therefor. Walgreens further acknowledges that the individual set forth below has full corporate power and authority to execute this Agreement on behalf of the Company and to bind the Company in all respects.

Entered and Agreed to:

Dated: August 5, 2014	/s/ Kermit Crawford
Kermit Crawford

Walgreen Co.

Dated: August 5, 2014	By:	/s/ Kathleen Wilson-Thompson
Kathleen Wilson-Thompson
Senior Vice President and CHRO

EXHIBIT A

Summary of Estimated Benefits for Kermit Crawford

This is a summary of your separation benefits for which you are eligible.

It is only for planning purposes and may change as more current records become available.

Last Day Worked (LDW)	12/31/2014	Hire Date	4/16/1983 (31 years)
Projected Termination Date *	4/30/15	Age	55

Paid Time Off (“PTO”)*	Your accrued unused PTO and banked vacation hours will be paid to you in a lump sum within four (4) weeks of your termination date.

Severance	$3,300,000.00 (equal to 2X salary plus target bonus, gross amount)

Fiscal 2015 Bonus	FY 2015 bonus, to be pro-rated based on target through Projected Termination Date, to be paid as soon as practicable following Retirement date.

Stock Options	Options become vested three years after grant date.

Options awarded under the Executive Stock Option Plan:

Exercise vested options within 60 months following the Termination Date or prior to expiration date, whichever is earlier. Unvested options continue vesting for a period of 60 months after the Termination Date. These options must be exercised between the vesting date and the end of the 60 month period following the Termination Date.

Grant Date	Options Granted/ Outstanding	Grant Price	Status	Expiration Date
9/1/2006	17,337	$49.46	Vested	9/1/2016
9/1/2007	26,403	$45.07	Vested	9/1/2017
9/1/2008	23,552	$36.43	Vested	9/1/2018
9/1/2009	30,778	$34.04	Vested	9/1/2019
1/14/2010	3,745	$37.11	Vested	1/14/2020
9/1/2011	53,366	$35.65	Vests 09/01/14	5 yrs from Term Date
11/1/2012	96,016	$35.50	Not vested—to be fully vested as of Termination Date upon special agreement	5 yrs from Term Date
Options awarded under the 2013 Omnibus Incentive Plan:

Unvested options will be deemed to have 1 year of additional service credit as of the Termination Date. Exercise vested options within 1 year following Termination Date; remaining unvested options are forfeited.

Grant Date	Options Granted/ Outstanding	Grant Price	Status
11/1/2013	84,291	$60.52	Not vested because Termination Date is more than one year prior to the scheduled vesting date – to be prorated as of Termination Date upon special agreement
Options may only be exercised during an open trading window.

Please refer to your Fidelity account (www.Fidelity.com) to view and/or exercise your outstanding stock option awards. Detailed terms and conditions for each award can be found in the Grant Agreement under the “grant details” link

EXHIBIT A

Restricted Stock Units	RSUs become vested and distributed in shares of Walgreen Co. stock after a three-year vesting period.

RSUs granted under the Long-Term Performance Incentive Plan:

Unvested RSUs will be prorated based on the number of full months worked in the vesting period and will be paid on the six-month anniversary of the Termination Date.

Grant Date	RSUs Granted	Status
8/15/2011	13,996.875	Not vested—to be fully vested as of Termination Date upon special agreement

9/1/2011	13,811.695	Vests 9/1/2014

11/1/2012	18,575.752	Not vested—to be fully vested as of Termination Date upon special agreement

RSUs granted under the 2013 Omnibus Incentive Plan:

Unvested RSUs vesting within 12 months of the Termination Date, will vest on the Termination Date and will be paid on the six-month anniversary of the Termination Date. Remaining RSUs are forfeited.

Grant Date	RSUs Granted	Status
11/1/2013	14,312.279	Not vested because Termination Date is more than one year prior to scheduled vesting date – to be prorated as of Termination Date upon special agreement

Shares may only be sold during an open trading window.

Performance Shares	Typically, performance shares become vested and distributed in shares of Walgreen Co. stock after the completion of a three-year performance period.

Performance shares awarded under the Long-Term Performance Incentive Plan

Upon special agreement, outstanding performance shares will be prorated and settled as soon as administratively practicable following termination of employment. Prorated shares will be determined based upon the number of months completed in the performance period. Performance will be at the levels noted for each award.

Grant Date	Contingent Award	Status
9/1/2011	(target) 18,402	Vests 9/1/2014

11/1/2012	(target) 28,902	Not vested (to be prorated)

Performance shares awarded under the 2013 Omnibus Incentive Plan

Upon special agreement, prorated shares will be settled as soon as administratively practicable following termination of employment. Performance will be assumed to be 100% of target.

Grant Date	Contingent Award	Status
11/1/2013	(target) 23,358	Not vested (to be prorated)

Shares may only be sold during an open trading window.

EXHIBIT A

Profit Sharing Plan and Executive Deferred Profit Sharing Plan

Your options for your account balance under the Profit Sharing Plan are:

•   choose to have your account distributed to you in monthly or annual installments or a single lump sum, or

•   leave your money in the Plan and defer payment (and taxes) to some later date, but you must begin receiving payments when you reach age 70 1⁄2, or

•   defer income tax, by rolling your Plan account balance into a new employer’s plan (if allowed) or an IRA.

You will receive information regarding the timing and form of payment of your current balance in the Executive Deferred Profit Sharing plan

Deferred Compensation/ Capital Accumulation	Payments from Walgreen Co. Executive Deferred Compensation/Capital Accumulation Plans will start based on the normal retirement distribution schedule.

Other Benefits	If you are currently enrolled in Walgreens 2014 medical (including prescription drug), dental and/or vision insurance, your coverage will continue through the last day of the month in which your employment is terminated. Disability insurance coverage ends on your last day worked. Reimbursement of premiums for COBRA coverage with respect to medical (including prescription drug), dental and/or vision insurance for the COBRA period, but not more than 24 months after your active benefit coverage has ended, to the extent such premiums exceed the premiums payable for similar coverage by active team members.

Retiree Medical & Prescription Drug Plan

Eligibility criteria for continued medical and prescription drug coverage for retirees:

(i) Hire date prior to 12/31/2001; (ii) at least 25 years of continuous service; (iii) be at least age 55;

(iv) participant in Walgreens health plan; (v) retire in good standing; and (vi) as of 1/1/2010, either (a) attained age 40 or (b) attained age and years of service that total at least 50.

Company Paid Life Insurance	$5,000 of Company-paid life insurance continued until 65th birthday, if enrolled in the Retiree Medical & Prescription Drug Plan

Retiree Walgreens Discount	Eligible

Other Benefits	• Company-paid annual physical examination up to age 70 • Continuation of preferred flight status within the United Airlines Mileage Plus Program

*	Final Termination Date will be adjusted to reflect any PTO/vacation taken that is not yet reflected in Walgreens systems.

EXHIBIT B

AFFIRMATION AND ADDITIONAL RELEASE

By my signature below, I hereby re-execute and affirm the Retirement Agreement and Release originally signed by me on August 5, 2014 (the “General Release”). Further, I hereby release and waive any and all claims described in the General Release that exist or may exist on or prior to the date I sign this Affirmation and Additional Release (this “Affirmation”), including, without limitation, claims under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (“ADEA”). I understand that I (a) may not sign this Affirmation until on or after my Retirement Date and (b) must return a signed copy of this Affirmation to the Company within 21 days after my Retirement Date.

Employee, by his free and voluntary act of signing below, (i) acknowledges that he has been given a period of at least twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Affirmation, (iii) acknowledges that he understands that this Affirmation specifically releases and waives all rights and claims Employee may have under the ADEA on or prior to the date on which Employee signs this Affirmation, and for valuable consideration to which he otherwise would not be entitled, and (iv) agrees to all of the terms of this Affirmation and the General Release and intends to be legally bound thereby.

Furthermore, Employee acknowledges that the promises and benefits provided for in Section 3 of the General Release will be delayed until the General Release and this Affirmation become effective, enforceable and irrevocable. This Affirmation will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee. During the seven-day period following the date on which Employee executes this Affirmation, Employee may revoke his agreement to accept the terms of this Affirmation by indicating his revocation in writing to the General Counsel of the Company. If Employee exercises his right to revoke this Affirmation, Employee shall not be eligible to receive and shall forfeit his right to receive any of the payments or benefits provided in the General Release, and to the extent such payments or benefits have already been made, Employee agrees that he will immediately reimburse the Company for the amounts of such promises and benefits.

Terms not defined in this Affirmation shall have the same meaning as defined in the General Release.

EMPLOYEE

Kermit Crawford

Date: